As filed with the Securities and Exchange Commission on February 15, 2006

                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          VOCALTEC COMMUNICATIONS LTD.
             (Exact name of registrant as specified in its charter)

                 Israel                                 Not Applicable
State or other jurisdiction of incorporation    (I.R.S. Employer Identification
           or organization)                                  No.)

      60 Medinat Ha Yehudim Street
        Herzliya Pituach, Israel                             46140
(Address of Principal Executive Offices)                   (Zip Code)

       VOCALTEC COMMUNICATIONS LTD. AMENDED 2003 MASTER STOCK OPTION PLAN

                            (Full title of the plan)

                          VocalTec Communications Inc.
                             1732 Southampton Drive
                              Carrollton, TX 75007


                         (Name and address of agent for
                                    service)
                                 (214) 476-5107
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                                   Dan Shamgar
                    Meitar Geva Liquornik & Leshem Brandwein
                            16 Aba Hillel Silver Road
                             Ramat Gan 52506, Israel
                         Telephone No.: (972-3) 610-3100
                        Telecopier No.: (972-3) 610-3111

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.


                         CALCULATION OF REGISTRATION FEE

                                                  Proposed Maximum       Proposed Maximum
  Title of Each Class of         Amount to         Offering Price       Aggregate Offering           Amount of
Securities to be Registered    be Registered(1)       per Share                 Price             Registration Fee
---------------------------    ----------------       ---------                 -----             ----------------
Ordinary Shares, par value
   NIS 0.13 per share              754,204           $7.66  (2)               $5,777,203            $    618.2

Ordinary Shares, par value
   NIS 0.13 per share              130,412           $8.025 (2)(3)            $1,046,556            $    112


Total                              884,616           $7.714                   $6,823,759            $    730.2

(1) This registration statement shall also cover such indeterminate number of Ordinary Shares as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions effected without the registrant's receipt of consideration, which transactions result in an increase in the number of outstanding Ordinary Shares of the registrant, in accordance with Rule 416 under the Securities Act of 1933.

(2) Represents a weighted average exercise price of $7.66 per each Ordinary Share underlying outstanding stock options. Includes 84,617 Ordinary Shares underlying options with an exercise price that has been approved by the board of directors of the registrant but is subject to the approval of the registrant's shareholders in accordance with Israeli law. For purposes of determining the filing fee under this registration statement, the registrant has treated such Ordinary Shares as subject to future grants under the plan underlying this registration statement.

(3) Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rule 457(c) and (h) promulgated under the Securities Act of 1933, the average of the high and low sale prices of the Ordinary Shares on the Nasdaq Capital Market on February 13, 2006 with respect to 130,412 Ordinary Shares subject to future grants under the plan underlying this registration statement (including the 84,617 Ordinary Shares referred to in footnote (2) above.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                           INCORPORATION BY REFERENCE

     The contents of the registrant's Registration Statement on Form S-8, File No. 333-106400, filed with the Securities and Exchange Commission on June 24, 2003 (the "Original Registration Statement"), are hereby incorporated by reference with the exception of Item 6 and Exhibits 5.1, 23.1, 23.2, 24.1 and
99.1 through 99.11, which are provided herewith.

                             ADDITIONAL INFORMATION

     On June 24, 2003, VocalTec Communications Ltd. (the "Company") filed with the Securities and Exchange Commission the Original Registration Statement for the registration of 1,000,000 ordinary shares of the Company, par value New Israeli Shekel ("NIS") 0.01 per share ("Ordinary Shares"), available for grants under the Company's Amended 2003 Master Stock Option Plan (the "2003 Plan").

     During August 2005, the Company's board of directors and the compensation committee of the board of directors approved the transfer to the 2003 Plan of an aggregate of 2,146,714 Ordinary Shares that were available for grants of options under other stock option plans of the Company. Of such 2,146,714 Ordinary Shares, 296,499 Ordinary Shares were transferred from the Company's 2000 Master Stock Option Plan (the "2000 Plan"), with respect to which the Company filed with the Securities and Exchange Commission on June 9, 2001 a Registration Statement on Form S-8 (such Registration Statement covered 1,000,000 Ordinary Shares, which are not being registered under this Registration Statement).

     On October 27, 2005, the Company entered into a share sale and purchase agreement (the "SPA") with Tdsoft Ltd. ("Tdsoft") and shareholders of Tdsoft, pursuant to which, among other things, the parties agreed that at the closing under the SPA (i) the Company would adopt each option plan of Tdsoft pursuant to which there would be, as of the closing, unexpired and outstanding options to purchase ordinary shares of Tdsoft, (ii) each option to purchase Tdsoft ordinary shares, provided that it is unexpired and outstanding immediately prior to the closing, will be converted into an option to purchase Ordinary Shares, and thereafter there shall be no options outstanding to purchase ordinary shares of Tdsoft, (iii) each such assumed option will be subject to the same vesting arrangements and schedule that were applicable to it immediately prior to the closing under the SPA and (iv) except as set forth below, each such assumed option will, upon conversion into an option to purchase Ordinary Shares, remain subject to the terms set forth in the respective Tdsoft option plan pursuant to which it was granted. Copies of the Tdsoft plans (except for the Tdsoft Ltd. Gil Eyal Share Option Plan, with respect to which a summary is attached) are filed as Exhibits 99.5 through 99.11 to this Registration Statement.

     The SPA also provided that the number of Ordinary Shares with respect to which the assumed options will be exercisable and the exercise price of each such Ordinary Share will be adjusted as set forth in the SPA.

     The following table provides the number of Ordinary Shares underlying currently outstanding options that replaced options previously granted under each option plan of Tdsoft that was assumed by the Company as described above:

                                                        NUMBER OF COMPANY ORDINARY SHARES
                                                          UNDERLYING OUTSTANDING OPTIONS
NAME OF TDSOFT OPTION PLAN ASSUMED BY THE COMPANY       GRANTED UNDER TDSOFT OPTION PLANS
-------------------------------------------------       ---------------------------------
Tdsoft Ltd.'s Gil Eyal Share Option Plan                              5,879
Tdsoft Ltd.'s Employee Share Option Plan (1997)                       4,857
Tdsoft Ltd.'s Employee Share Option Plan (1998)                       9,486
Tdsoft Ltd.'s Director Share Option Plan (1999)                       5,045
Tdsoft Ltd.'s Employee Share Option Plan (2000)                      17,702
Tdsoft Ltd.'s US Employee Share Option Plan (2000)                    1,222
Tdsoft Ltd.'s Foreign Employee Share Option Plan (2002)               1,174
Tdsoft Ltd.'s Employee Share Option Plan (2003)                      55,735
Total                                                               101,100

     On November 24, 2005, (i) the SPA was consummated and (ii) the Company's shareholders approved an increase to the number of Ordinary Shares underlying the 2003 Plan by 7,500,000 Ordinary Shares. On the same day, the Company's shareholders approved a reverse split of the Company's outstanding Ordinary Shares, and on November 25, 2005, the Company effected a 1-for-13 reverse split of the Company's outstanding Ordinary Shares, resulting in the par value of the Ordinary Shares being NIS 0.13 per share. Under the terms of the 2003 Plan, the foregoing reverse split resulted in the number of Ordinary Shares underlying the 2003 Plan, the number of Ordinary Shares underlying options outstanding at the time of such reverse split and the exercise price per each Ordinary Share underlying options outstanding at the time of such reverse split being proportionately adjusted to reflect the changes in the issued and outstanding Ordinary Shares and the par value thereof, with any fractional shares resulting from such adjustment to be eliminated in the manner provided by the compensation committee of the Company's board of directors.

     On December 13, 2005, the board of directors of the Company (i) resolved that all Ordinary Shares underlying options granted under the Company's option plans other than the 2003 Plan shall be transferred to the 2003 Plan upon termination or cancellation of the options covering such Ordinary Shares and
(ii) adopted certain amendments and appendices to the 2003 Plan.

     As a result of the foregoing, the 2003 Plan would cover, before reflecting the reverse stock split described above, an aggregate of 13,500,000 Ordinary Shares, par value NIS 0.01 per share (including 1,000,000 Ordinary Shares that have been registered pursuant to the June 9, 2001 S-8 Registration Statement described above and 1,000,000 Ordinary Shares that have been registered pursuant to the Original Registration Statement). After giving effect to the reverse stock split described above, the 2003 Plan covers an aggregate of 1,038,462 Ordinary Shares, par value NIS 0.13 per share (including 76,923 Ordinary Shares that have been registered pursuant to each of the June 9, 2001 S-8 Registration Statement and the Original Registration Statement).

     In accordance with Rule 416(b) under the Securities Act of 1933, the Company is registering under this Registration Statement a total of 884,616 Ordinary Shares, par value NIS 0.13 per share, consisting of (i) 307,693 Ordinary Shares subject to the Company's various stock option plans and (ii) 576,923 Ordinary Shares reflecting the post reverse stock split number of the additional 7,500,000 Ordinary Shares referred to above.

     The Original Registration Statement is hereby amended as follows:

     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Israeli Companies Law, 5759-1999, or the Companies Law, an Israeli company may not exempt an officer or director (a "Office Holder") from liability with respect to a breach of his or her duty of loyalty, but may exempt in advance an Office Holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.

OFFICE HOLDER EXEMPTION: The Israeli Companies Law, 5759-1999, or the Companies Law, provides that a company may exempt any of its officers and directors (each, an "Office Holder") prospectively from liability, in whole or in part, for damage resulting from a breach of his or her duty of care towards the company, if its articles of association so provide. On November 24, 2005, the Company's shareholders approved the Company's Amended and Restated Articles of Association, enabling the Company to release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care towards the Company, other than breach of such duty of care towards the Company in a distribution (as such term is defined in the Companies Law). Under the Companies Law, an Israeli company may not exempt an Office Holder from liability with respect to a breach of his or her duty of loyalty.

OFFICE HOLDER INSURANCE: The Company's Amended and Restated Articles of Association provide that the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders with respect to an obligation imposed on such Office Holder due to an act performed by the Office Holder in the Office Holder's capacity as an Office Holder of the Company and arising from any of the following:

     1. a breach of the duty of care to the Company or to any other person;

     2. a breach of the duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the act that resulted in such breach would not harm the interests of the Company; and

     3. a financial liability imposed on such Office Holder in favor of any other person.

     The Company has acquired directors' and officers' liability insurance covering the Company's Office Holders for certain claims.

OFFICE HOLDER INDEMNIFICATION: In accordance with Section 260 of the Companies Law, the Company's Amended and Restated Articles of Association provide as follows:

     1. Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder of the Company with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Office Holder in such Office Holder's capacity as an Office Holder of the Company:

     (i) a financial liability imposed on an Office Holder in favor of another person by any judgment, including a judgment given as a result of a settlement or an arbitrator's award which has been confirmed by a court in respect of an act performed by the Office Holder;

     (ii) reasonable litigation expenses, including attorneys' fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (A) no indictment was filed against such Office Holder as a result of such investigation or proceeding and (B) no financial liability as a substitute for the criminal proceeding was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent; and

     (iii) reasonable litigation costs, including attorney's fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent.

     2. Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Company may undertake in advance to indemnify an Office Holder of the Company with respect to the following liabilities and expenses:

     (i) Clauses (ii) and (iii) of Section 1 above; and

     (ii) Clause (i) of Section 1 above, provided that the undertaking to indemnify:

          (A) is limited to such events which the Company's directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criteria which the Company's directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

          (B) the undertaking to provide such indemnification shall set forth such events which the Company's directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criteria which the Company's directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

     On November 24, 2005, the Company's shareholders approved the entering by the Company into indemnification agreements with its directors.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzliya, State of Israel on this 15th day of February, 2006.

                                                    VOCALTEC COMMUNICATIONS LTD.

                                                    By: /s/ Joseph Albagli
                                                    ----------------------
                                                    Joseph Albagli
                                                    Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints each of Joseph Albagli and Ilan Rosen, and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this Registration Statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                         TITLE                               DATE
---------                         -----                               ----





/s/ Joseph Albagli      Chief Executive Officer (Director      February 15, 2006
--------------------    and principal executive officer)
Joseph Albagli

/s/ Rafael Weisler      Chief Financial Officer (principal     February 15, 2006
--------------------    financial and accounting officer)
Rafael Weisler

/s/ Ilan Rosen          Chairman of the Board of Directors     February 15, 2006
--------------------
Ilan Rosen

/s/ Elon Ganor          Director                               February 15, 2006
--------------------
Elon Ganor

/s/ Michal Even-Chen    Director                               February 15, 2006
--------------------
Michal Even-Chen

/s/ Yoav Chelouche      Director                               February 15, 2006
--------------------
Yoav Chelouche

/s/ Joseph Atsmon       Director                               February 15, 2006
--------------------
Joseph Atsmon

/s/ Robert Wadsworth    Director                               February 15, 2006
--------------------
Robert Wadsworth



AUTHORIZED REPRESENTATIVE IN THE U.S.:

VOCALTEC COMMUNICATIONS INC.
----------------------------

By: /s/ Joseph Albagli
----------------------
Joseph Albagli
President

DATE:  February 15, 2006

                                  EXHIBIT INDEX

DESCRIPTION

5.1 Opinion of Meitar Liquornik Geva & Leshem Brandwein, counsel to the registrant, as to the legality of the securities being offered under this Registration Statement.

23.1 Consent of Kost Forer Gabbay & Kasierer, Member of Ernst & Young Global.

23.2 Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.1).

24.1 Power of Attorney (see Page 7 of this Registration Statement).

99.1 VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan.

99.2 Appendix to VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan - U.S.A. employees.

99.3 Appendix to VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan - Non-Israeli and Non-U.S. employees and consultants.

99.4 Summary of Tdsoft Ltd.'s Gil Eyal Share Option Plan.

99.5 Tdsoft Ltd.'s Employee Share Option Plan (1997).

99.6 Tdsoft Ltd.'s Employee Share Option Plan (1998).

99.7 Tdsoft Ltd.'s Director Share Option Plan (1999).

99.8 Tdsoft Ltd.'s Employee Share Option Plan (2000).

99.9 Tdsoft Ltd.'s US Employee Share Option Plan (2000).

99.10 Tdsoft Ltd.'s Foreign Employee Share Option Plan (2002).

99.11 Tdsoft Ltd.'s Employee Share Option Plan (2003).